EXHIBIT 99.1

Vision-Sciences, Inc. Announces Election of Independent Director and Compliance With NASDAQ Listing Requirements

ORANGEBURG, N.Y., June 29, 2009 (GLOBE NEWSWIRE) -- Vision-Sciences, Inc. (Nasdaq:VSCI) (Vision-Sciences) announced today that its board of directors elected John J. Rydzewski to serve as a member of its Board, effective immediately. Mr. Rydzewski will be an independent member on the Board. He has also been appointed to serve on Vision-Sciences' audit committee and he will serve as the audit committee financial expert. Mr. Rydzewski's appointment will fill the vacancy on the board and the audit committee and will cure Vision-Sciences' non-compliance with NASDAQ listing requirements, each arising out of Mr. Wallace's resignation from the board effective May 15, 2009.

"I am extremely pleased to welcome John to the Board. His deep knowledge and immense experience in the healthcare sector will add significantly to our organization," said Lewis Pell, Chairman of Vision-Sciences.

Mr. Rydzewski was elected as a Class I director, to serve until Vision Sciences' 2010 annual shareholders' meeting.

Mr. Rydzewski is a managing director of Christofferson, Robb & Company LLC (CRC), a private investment firm, and is responsible for that firm's healthcare investments. Since joining CRC in 2006, his investment activity has focused primarily on monetizing promising intellectual property developed by pharmaceutical and biotechnology companies.

Mr. Rydzewski's investment banking career included partnership responsibilities at Benedetto, Gartland & Company, Inc. Prior to that, he was a vice president in the Investment and Merchant Banking Departments of Kidder, Peabody & Co. Incorporated where he worked on both healthcare investment and advisory assignments. Earlier, he was a vice president in the Healthcare Finance Group of the Investment Banking Department of Dean Witter Reynolds Inc.

Mr. Rydzewski has served as a Director of public and privately-held companies including ARV Assisted Living, Inc., United Medical Corporation, Maxim Healthcare Corporation and Healthology, Inc. He serves on civic and charitable boards including as Vice Chairman of the Board of Advisors of RAND Health, a unit of the RAND Corporation that is widely recognized as the leading source of objective health policy analysis, and the Investment Committee of the New York State Catholic Health Plan Inc. (d/b/a Fidelis Care New York).

Mr. Rydzewski received an MBA and a Bachelor of Science degree with Honors, from The Wharton School of the University of Pennsylvania and a C.P.A. license in Missouri.

About Vision-Sciences:

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On EndoSheath System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product.

The Vision-Sciences, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3876

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Vision-Sciences or its management "believes," "expects," "allows", "anticipates," or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Other risk factors are detailed in our most recent annual report and other filings with the SEC. We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

CONTACT:  Vision-Sciences, Inc.
          Katherine Wolf, Chief Financial Officer
          845-365-0600